Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2004 Long-Term Incentive Compensation Plan of Starwood Hotels & Resorts Worldwide, Inc. and Starwood Hotels & Resorts of our report dated February 5, 2004, with respect to the consolidated financial statements and schedules of Starwood Hotels & Resorts Worldwide, Inc. and Starwood Hotels & Resorts included in its Joint Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

           ERNST & YOUNG LLP

New York, New York
May 26, 2004